SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-26425
(Check one)
[x] Form 10-K and Form 10-KSB          Form 11-K
    Form 20-F        Form 10-Q and Form 10-QSB       Form N-SAR

For period ended  12-31-99
                ----------------------------------------------------------------
    Transition  Report on Form 10-K and Form 10-KSB
    Transition  Report on Form 20-F
    Transition  Report on Form 11-K
    Transition  Report on Form 10-Q and Form 10-QSB
    Transition Report on Form N-SAR

For the transition period ended
                               -------------------------------------------------

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ----------------------------------

--------------------------------------------------------------------------------

PART I

REGISTRANT INFORMATION

Full name of registrant:  NextPath Technologies, Inc.

Former name if applicable:

Address of principal executive office (Street and number):   1615  N.  24th West
Avenue

City, state and zip code: Tulsa, OK 74137

PART II

RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to the recent resignation of the Registrant's President, the Registrant has been unable to locate all of the information, books and records required to prepare the Form 10-K and exhibits and is in the process of diligently attempting to locate them.

PART IV

OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                       Philip B. Sears       405-272-1971
                    ------------------------------------------
                      (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               Yes  [x] No

(3) Is it anticipated that any significant change in results of operations from the cor-responding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              Yes    No  [x]

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           NextPath Technologies, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)



Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2000                      By: /s/Frederic F. Wolfer, Jr.
                                              ----------------------------------
                                              Frederic F. Wolfer, Jr., President

                                       3